EXHIBIT 23.2
CONSENT OF DRESLIN FINANCIAL SERVICES

We consent to inclusion in the registration statement of Invicta Group, Inc. on Form SB-2 (Reg. No. 333-102555) of our report dated April 4, 2003, on our audits of the consolidated financial statements of Invicta Group, Inc. as of December 31, 2002 and 2001, and for each of the two years in the period ended December 31, 2002.

/s/  Dreslin Financial Services
Dreslin Financial Services
Seminole, Florida
April 4, 2003